Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Donna Lee
636-728-3189
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
2008 FIRST-QUARTER RESULTS
ST. LOUIS, MO — May 5, 2008 — Thermadyne Holdings Corporation (NASDAQ: THMD) today reported results for the three months ended March 31, 2008.
HIGHLIGHTS

	Three months ended March 31,
($ in millions, except per share amounts)	2008	2007	Increase
Net sales	$130.8	$116.1	12.7%
Net income	$4.5	$1.4	221%
Diluted net income per share	$0.34	$0.11	209%
Cash provided by (used in) operating activities	$2.9	($20.3)	$23.2
Financial Review
Net sales in the first quarter of 2008 increased 12.7% to $130.8 million, compared to the 2007 first quarter. Excluding the impact of foreign currency translations, net sales increased 7.9%. International sales increased 23.6% (11.2% in local currency) led by the Asia Pacific region with a 13.7% increase on a local currency basis. Sales of all product lines increased with demand continuing to be particularly strong for the Company’s new Cutmaster manual plasma cutting units and specialty hard facing products. Sales of both the Company’s plasma cutting and filler metal product lines increased approximately 20%.
Gross margin in the first quarter of 2008 was 32.3% of net sales, compared to 32.6% of net sales in the prior-year first-quarter period. The decline from the prior-year’s first quarter was due to the ongoing effects of commodity cost increases over the twelve-month time period. This result was better than the gross margin of 31.2% the Company recorded for the year 2007, and reflects a continuation of the longer-term progress the Company is making to control costs.
Paul D. Melnuk, Thermadyne’s Chairman and Chief Executive Officer commented: “The better-than-expected sales growth is attributable to our improved customer service, more effective new product introductions and strong market demand. Gross margins also continued to build on the improving trend that began in 2007. Our continuous improvement (TCP) process cost savings, the benefits of more effective procurement practices and the value from operating leverage in the 2008 first-quarter period largely offset the double-digit material inflation that occurred across most commodities we purchase. Further, the April 1, 2008 price increase will help offset the trend of rising commodity prices in the second quarter and beyond.”

Selling, general and administrative costs were $27.5 million, or 21.0% of sales, in the first quarter of 2008, compared to $26.0 million, or 22.4% of sales, in last year’s first quarter. New product launches and expanded new product development activities, as well as expansion of the international sales and global operations capabilities, contributed to the 2008 first quarter increase in expenses, compared to the 2007 first quarter.
Other Income and Expense Items in the First Quarter of 2008
Interest costs of $5.3 million were $1.7 million less than the prior-year’s first quarter. The average indebtedness was 11% less than in the prior-year’s first quarter and the effective interest rate declined 170 basis points. This decline in the effective interest rate reflects the combined benefit of the lower Libor rates which impact approximately 40% of the Company’s total debt and the reduced interest rate grids for the Working Capital and the Second Lien Facilities, as a result of the amendments to the Agreements in June 2007. The effective interest rate in the first quarter of 2008 includes the 1.25% Special Interest payment adjustment applicable to the Company’s $175 million Senior Subordinated Notes. This interest payment adjustment declined to 0.75% effective April 1, 2008, as a result of the Company’s reduced leverage ratio.
For the 2008 first quarter, the effective income tax rate was 44% due to the inclusion of certain foreign earnings without the recognition of the related benefit of foreign tax credits that are carried forward. In the prior-year first quarter, the effective income tax rate was 64% also as a result of the inclusion of certain foreign earnings without the recognition of the related benefit of foreign tax credits that are carried forward. Due to the use of net operating loss carryovers available to offset U.S. taxable income, the Company estimates it will pay income taxes in 2008 at the rate of approximately 22%.
Net Income (Loss)
For the first quarter of 2008, net income from continuing operations was $4.7 million, or $0.35 per diluted share. In comparison, for the first quarter of 2007 net income from continuing operations was $1.3 million, or $0.10 per diluted share. Included in net income in the 2008 first quarter were losses from discontinued operations of $0.2 million, or $0.01 net loss per diluted share. This compares to income of $0.1 million, or $0.01 net income per diluted share, in the 2007 first quarter. For the first quarter of 2008, net income was $4.5 million, or $0.34 per diluted share, compared to a net income of $1.4 million, or $0.11 net income per diluted share, in the 2007 first quarter.
Cash Flows From Operating Activities and Liquidity
Operating activities of the Company provided $2.9 million of cash in the first quarter of 2008, while in the first quarter of 2007, the Company used $20.3 million for operating activities. The first quarter is traditionally a period of high cash requirements for accounts receivable and inventory builds. The significantly improved cash flows during the first quarter of 2008 are due to improvement in all components of working capital management. In particular, inventories declined $11 million from the prior-year quarter despite the growth in the business. Inventory turns improved to 3.9 times per year versus 3.1 times in the prior-year first quarter. During the quarter, the Company repaid $7 million of the Second Lien Facility to satisfy the “Excess Cash

Flow” requirement of the Senior Subordinated Notes Indenture. As of March 31, 2008, the Company had combined cash and availability under its revolver of $67 million.
Operating EBITDA, As Adjusted,
In the first quarter of 2008, Operating EBITDA from continuing operations improved 18% to $17.7 million, or 13.5% of net sales, compared to $15.0 million, or 12.9% of net sales, in the first quarter of 2007. Including our discontinued operations for the first quarter of 2008, Operating EBITDA, as adjusted, was $17.5 million.
Outlook for 2008
Mr. Melnuk stated: “In the first quarter of 2008, sales, profitability and cash flow comparisons all improved, building on the momentum realized throughout 2007. Our efforts to achieve better performance levels in production, customer service and new product introductions are generating positive customer feedback and contributing to the improved results. The broad-based global demand for our products is continuing to drive sales in the second quarter and we anticipate total Company sales growth of 8-10% in the quarter over last year’s second-quarter levels. From what we can determine, the growth in demand is a result of major infrastructure spending, particularly in mining, energy, agriculture, transportation and defense.
“We are pleased with the many positive comments we have received from our customers relating to our level of service. In an effort to further enhance this high level of service, we are striving to instill a customer-focused mindset throughout the Company. In addition to our ongoing emphasis on improved customer service, we are beginning to work on a number of longer-term initiatives to build our core brand and product strength further. Specifically, we are expanding our international sales capabilities to help pursue the growth opportunities in several markets, and are working on a number of product innovations and redesigns that offer very promising market potential. These strategies, combined with our efforts in cost reduction, working capital efficiency and debt reduction, should contribute to both near-term and-longer term profitability and cash flow growth, enhancing value for our shareholders,” commented Mr. Melnuk.
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, post-retirement benefit expense in excess of cash payments and the nonrecurring items of severance accruals and restructuring costs. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted, for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.

A schedule is attached which reconciles Net Income (Loss) as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader, of Operating EBITDA and Operating EBITDA, as adjusted, to Net Income.
The financial statement information presented in accordance with generally-accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent, registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on May 6, 2008 at 9:00 a.m. Eastern.
To participate via telephone, please dial:
•	U.S. and Canada: 800-762-8795 (Conference ID 3869759)
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from May 6, 2008 at 12:00 noon Eastern until May 13, 2008 at 11:30 p.m. Eastern by dialing (800) 406-7325. Enter conference ID 3869759 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the NASDAQ under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except share data)
UNAUDITED
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2008	% of Sales	2007	% of Sales
Net sales	$130,767	100.0%	$116,107	100.0%
Cost of goods sold	88,488	67.7%	78,307	67.4%

Gross margin	42,279	32.3%	37,800	32.6%
Selling, general and administrative expenses	27,451	21.0%	25,953	22.4%
Amortization of intangibles	667	0.5%	726	0.6%
Net periodic postretirement benefits	52	0.0%	138	0.1%

Operating income	14,109	10.8%	10,983	9.5%
Other expenses:
Interest	(5,334)	(4.1)%	(7,062)	(6.1)%
Amortization of deferred financing costs	(234)	(0.2)%	(353)	(0.3)%
Minority interest	(52)	(0.0)%	(22)	(0.0)%

Income from continuing operations before income tax provision and discontinued operations	8,489	6.5%	3,546	3.1%
Income tax provision	3,772	2.9%	2,283	2.0%

Net income from continuing operations	4,717	3.6%	1,263	1.1%
Income (loss) from discontinued operations, net of tax	(192)	—	141	0.1%

Net income	$4,525	3.5%	$1,404	1.2%

Basic and diluted net income (loss) per share :
Continuing operations	$0.35		$0.10
Discontinued operations	(0.01)		0.01

Net income	$0.34		$0.11

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended
	March 31, 2008	March 31, 2007
Cash flows from continuing operations
Cash flows from operating activities:
Net income loss	$4,525	$1,404
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Income) loss from discontinued operations	192	(141)
Minority Interest	52	22
Depreciation and amortization	3,118	3,287
Deferred income taxes	1,851	1,239
Net Periodic post-retirement benefits	52	71
Changes in operating assets and liabilities:
Accounts receivable	(6,133)	(5,348)
Inventories	1,808	(3,570)
Prepaids	(64)	(680)
Accounts payable	4,154	(2,537)
Accrued and other liabilities	(2,611)	(9,103)
Accrued interest	(4,760)	(4,805)
Other long-term liabilities	(189)	—
Other, net	882	(184)

Net cash provided by (used in) operating activities	2,877	(20,345)

Cash flows from investing activities:
Capital expenditures	(1,497)	(1,306)
Proceeds from sales of assets	500	—
Purchase of outside interest in joint venture	(844)	—
Other, net	(48)	(84)

Net cash used in investing activities	(1,889)	(1,390)

Cash flows from financing activities:
Borrowings under Working Capital Facility	14,181	17,073
Repayments of Working Capital Facility	(4,715)	(650)
Repayments of other debt	(7,233)	(88)
Advances to discontinued operations	(1,126)	(554)
Other, net	244	335

Net cash provided by financing activities	1,351	16,116

Effect of exchange rate changes on cash and cash equivalents	568	139

Net cash provided by (used in) continuing operations	$2,907	$(5,480)

Cash flows from discontinued operations
Net cash provided by (used in) operating activities	$(894)	$628
Net cash used in investing activities	500	(91)
Net cash provided by financing activities	130	55
Effect of exchange rates on cash and cash equivalents	15	(4)

Net cash provided by (used in) discontinued operation	$(249)	$588

Total increase (decrease) in cash and cash equivalents	$2,658	$(4,892)
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	16,435	11,310

Total cash and cash equivalents end of period (including cash of discontinued operations)	$19,093	$6,418

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	March 31,	December 31,
	2008	2007
	UNAUDITED
ASSETS

Cash and cash equivalents	$19,066	$16,159
Accounts receivable, net	90,869	83,852
Inventories	90,231	90,961
Prepaid expenses and other	6,325	6,147
Deferred tax assets	2,721	2,721
Assets held for sale	745	2,023

Total current assets	209,957	201,863
Property, plant and equipment, net	44,175	44,356
Goodwill	182,528	182,163
Intangibles, net	62,585	63,204
Other assets	7,931	5,841

Total assets	$507,176	$497,427

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$22,124	$12,658
Current maturities of long-term obligations	1,877	8,778
Accounts payable	36,080	31,577
Accrued and other liabilities	26,513	28,826
Accrued interest	3,272	8,032
Income taxes payable	5,872	4,664
Deferred tax liabilities	2,667	2,667
Liabilities applicable to assets held for sale	5,788	7,417

Total current liabilities	104,193	104,619
Long-term obligations, less current maturities	214,281	213,142
Deferred tax liabilities	45,931	44,306
Other long-term liabilities	12,861	12,989
Minority interest	410	287
Total shareholders’ equity	129,500	122,084

Total liabilities and shareholders’ equity	$507,176	$497,427

	March 31,	December 31,
Long-term Obligations	2008	2007
Working Capital Facility	$22,124	$12,658
Second-Lien Facility	29,000	36,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases and other	12,158	10,920

	238,282	234,578
Current maturities and working capital facility	(24,001)	(21,436)

	$214,281	$213,142

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 4
Working Capital Efficiency Information

	2008	2007
	March 31,	December 31,	September 30,	June 30,	March 31,
Accounts receivable, net	$90,869	$83,852	$90,748	$91,160	$84,694
Inventories	90,231	90,961	99,803	98,692	101,322
Accounts payable	(36,080)	(31,577)	(34,699)	(34,429)	(29,604)

	$145,020	$143,236	$155,852	$155,423	$156,412

% Annualized Sales	27.7%	28.6%	31.0%	30.6%	33.7%

DSO	62.5	60.4	65.0	64.5	65.7
Inventory Turns	3.92	3.70	3.52	3.63	3.09
DPO	36.7	33.8	35.6	34.6	34.0
Calculation Notes
% Annualized Sales = Net amount compared to annualized quarterly sales
DSO = Accounts receivable compared to related quarterly sales divided by 90
Inventory Turns = Quarterly cost of sales annualized divided by inventory
DPO = Accounts payable compared to related quarterly cost of sales divided by 90
The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
UNAUDITED
Schedule 5
Reconciliations of Net Loss from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted

	Three Months Ended March 31,
	2008	2007
Net income from continuing operations	$4.7	$1.2
Plus:
Depreciation and amortization including deferred financing fees	3.1	3.3
Interest expense	5.3	7.0
Net periodic postretirement benefits in excess of cash payments	—	—
LIFO	0.5	0.7
Minority interest	0.1	0.1
Severance accrual	—	0.1
Stock compensation expense	0.2	0.3
Provision for income taxes	3.8	2.3
Operating EBITDA from continuing operations (1)	$17.7	$15.0
Percentage of Net Sales	13.5%	12.9%
EBITDA from discontinued operations	(0.2)	0.6
Operating EBITDA, as adjusted (1)	$17.5	$15.6

(1)	A Non-GAAP measure
The financial statement presentations reflect the reclassification of the Company’s discontinued operations